UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2019

AMERICAN NATIONAL BANKSHARES INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-12820 (Commission File Number)	54‑1284688 (I.R.S. Employer Identification No.)
628 Main Street, Danville, Virginia 24541 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (434) 792-5111

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	AMNB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, American National Bankshares Inc. (the “Company”) appointed Jeffrey W. Farrar as Executive Vice President and Chief Operating Officer of the Company effective August 1, 2019. In connection with his appointment, Mr. Farrar entered into an employment agreement with the Company that was effective as of August 5, 2019. The initial term of the agreement expires on August 4, 2022, provided that on and after August 5, 2021, the term of the agreement will be automatically extended on a daily basis by one day so that there will always be at least one year remaining on the term of the agreement. The Company may give Mr. Farrar notice of nonrenewal of his agreement at any time on or after August 5, 2021 and the agreement will terminate one year thereafter.

Mr. Farrar is entitled to receive an annual base salary of not less than $325,000 plus cash bonuses and stock-based awards in such amounts as may be determined by the Company’s compensation committee or board of directors in accordance with the terms and conditions of the applicable incentive plans in effect for senior executives of the Company. In connection with executing his employment agreement, Mr. Farrar will receive a $50,000 signing bonus and he will be granted shares of restricted common stock of the Company with a market value of $50,000 as of the date of grant. The shares of restricted stock will vest ratably over a three-year period subject to Mr. Farrar being employed by the Company on the applicable vesting date.

If the Company terminates Mr. Farrar’s employment for any reason other than for “Cause” or if he terminates his employment for “Good Reason” (each as defined in the agreement), the Company will pay Mr. Farrar any accrued but unpaid salary and benefits to which he is entitled as of the date of termination. In addition, subject to Mr. Farrar’s execution of a general release of claims, the Company will make a lump sum payment to him in an amount equal to the product of (i) his “Final Monthly Compensation” (defined in the agreement as the sum of the his base salary in effect at the date of termination and the annual bonus paid or payable for the most recently completed year, divided by twelve) times (ii) the number of months remaining between the date of termination and the expiration of the current employment term. The Company will also make a lump sum payment to him in an amount equal to the product of (i) the amount of the monthly group insurance premiums contributed by the Company for his health, dental and vision insurance coverage (exclusive of the amounts paid by him for such coverage) (the “COBRA Premium”) times (ii) the number of months remaining between the date of termination and the expiration of the current employment term. Upon termination of employment, Mr. Farrar will be subject to certain noncompetition and nonsolicitation restrictions for one year.

If a change in control of the Company occurs and Mr. Farrar’s employment is terminated without Cause or for Good Reason within 24 months following the change in control, the following severance benefits will be paid: (i) any earned but unpaid salary, benefits, or incentive or bonus compensation earned which has not been paid; (ii) a pro-rated bonus based on the prior year’s cash bonus amount; (iii) a lump sum payment equal to 2.0 times Mr. Farrar’s “Final Compensation” (defined in the agreement as his base salary in effect at the date of termination plus the highest annual cash bonus paid or payable for the two most recently completed years); and (iv) a lump sum payment equal to the monthly COBRA Premium times 24 months.

A copy of Mr. Farrar’s employment agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, effective August 5, 2019, between American National Bankshares Inc. and Jeffrey W. Farrar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American National Bankshares Inc.
(Registrant)

Date: August 5, 2019                By: /s/ William W. Traynham, Jr.
William W. Traynham, Jr.
Executive Vice President and
Chief Financial Officer

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